Exhibit 10.5

LOAN AGREEMENT

This Agreement dated as of September 24, 2015, is between BANK OF AMERICA, N.A. (the "Bank") and VEGAS.COM, LLC, a Nevada limited liability company (the "Borrower").

1. LETTER OF CREDIT FACILITY

1.1	Letters of Credit.

(a)	At the request of the Borrower, between the date of this Agreement and May 31, 2016 (the "LC Facility Expiration Date"), the Bank will issue:

(i)
standby letter(s) of credit with a maximum maturity of 365 days but not to extend more than 365 days beyond the LC Facility Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

(b)
The amount of the letter(s) of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letter(s) of credit) may not exceed Nine Million Three Hundred Thousand and 00/100 Dollars ($9,300,000.00) (the "Total LC Commitment"). Notwithstanding the foregoing, Borrower may, at any time prior to the LC Facility Expiration Date, request to increase the Total LC Commitment. Any such request shall be submitted in writing by the Borrower to Bank, and shall specify both the proposed increase effective date and the amount of such proposed increase in the Total LC Commitment (an "Increase Request"). No increase in the Total LC Commitment shall be made under this Agreement unless all of the following conditions are satisfied:

(i)	Borrower shall have delivered to Bank the relevant Increase Request not less than five (5) business days prior to the increase effective date identified in such Increase Request;

(ii)
The incremental increase in the Total LC Commitment requested in the relevant Increase Request shall be not less than the lesser of (A) $100,000.00, and (B) the difference between the Total LC Commitment at the time of the relevant Increase Request and the Maximum Total LC Commitment (defined below);

(iii)
After giving effect to the incremental increase requested in the Increase Request, the Total LC Commitment will not exceed Ten Million and 00/100 Dollars ($10,000,000.00) (the "Maximum Total LC Commitment");

(iv)
Borrower shall have deposited into the Account (defined below) immediately available funds in an amount equal to the incremental increase in the Total LC Commitment requested in the relevant Increase Request;

(v)	As of the date of the Increase Request, and after giving effect to the Increase Request, there shall be no event of default under this Agreement; and

(vi)
In connection with any Increase Request, Borrower shall have executed and delivered such documentation relating to such increase in the Total LC Commitment as the Bank may reasonably request, including new or amended guaranties, new or amended security agreements, joinder agreements, reaffirmations of any guaranty or security agreement, and copies of resolutions regarding any increase in the Total LC Commitment; provided, that until the date on which the MGG Credit Agreement is repaid in full and all commitments thereunder are terminated, (A) the security interests securing obligations under this Agreement shall be limited to the liens on the Cash Collateral Account, and (B) no entity that is a borrower or a guarantor under the MGG Credit Agreement (or a subsidiary of a borrower or guarantor under the MGG Credit Agreement), other than Borrower, shall be permitted to guarantee or otherwise provide credit support for the obligations under this Agreement.

(c)
The letters of credit identified on the attached Schedule A are outstanding from the Bank for the account of the Borrower, and as of the date of this Agreement, these letters of credit (each an "Existing Letter of Credit") shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

1..2	Other Terms. The Borrower agrees:

(a)
If an event of default has occurred and is continuing under this Agreement and the obligations under this Agreement have been accelerated pursuant to Paragraph 8 hereof, to immediately prepay and make the Bank whole for any outstanding letters of credit, which prepayment shall be effected by the Bank's debiting of the Cash Collateral Account.

(b)
The issuance of any new letter of credit and the renewal of any Existing Letter of Credit must be in form and content reasonably satisfactory to the Bank and in favor of a beneficiary reasonably acceptable to the Bank, and shall be conditioned upon Borrower’s deposit of funds into the Cash Collateral Account to the extent necessary to ensure that, effective immediately upon such issuance or renewal, Borrower will be in compliance with the terms of Paragraph 1.2(d). Any amendment to a letter of credit is subject to the Bank's written approval.

(c)	To sign the Bank's form Application and Agreement for Standby Letter of Credit, as applicable, the terms and conditions of which shall be controlling as to the applicable letter of credit.

(d)
The Borrower agrees to deposit in the Cash Collateral Account with the Bank (and to maintain on deposit so long as any letter of credit issued hereunder remains outstanding) an amount equal to 101.25% of the Total LC Commitment on such date. The Borrower grants a security interest in such Cash Collateral Account to the Bank. Amounts held in such Cash Collateral Account shall be applied by the Bank to the payment of drafts drawn under such letters of credit and to the obligations and liabilities of the Borrower to the Bank.

(e)	To allow the Bank to automatically charge the Cash Collateral Account for applicable fees, discounts, and other charges due and owing.

(f)
To pay the Bank, by the Bank's debiting of the Cash Collateral Account, in addition to all fees previously paid in connection with the Existing Letters of Credit (all of which are deemed fully earned and non-refundable), directly or through direct debit of the Cash Collateral Account, non-refundable fee(s) on each new standby letter or credit and each renewal of any Existing Letter of Credit as follows, which fee(s) shall be payable annually in advance, calculated on the basis of the face amount of the relevant letter of credit outstanding on the day the fee is established:

(i)	a non-refundable fee equal to .75% per annum of the outstanding undrawn amount of each standby letter of credit; and

(ii)	all issuance, amendment and other customary fees required under each letter of credit application and agreement.

2. FEES AND EXPENSES

2.1	Fees.

(a)
Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(b)
Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

2.2	Expenses.

The Borrower agrees to repay the Bank for reasonable and documented out of pocket expenses that it incurs in connection with this Agreement, which include, but are not limited to, filing, recording and search fees, and documentation fees.

2.3	Reimbursement Costs.

(a)           The Borrower agrees to reimburse the Bank for any reasonable and documented expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable and documented out-of-pocket attorneys' fees, excluding any allocated costs of the Bank's in-house counsel to the extent permitted by applicable law.

3.	COLLATERAL

The personal property listed below will secure the Borrower's obligations to the Bank under this Agreement. The collateral is further defined in the security agreement required by the Bank and executed by the Borrower.

(a)	A deposit account opened by Borrower with Bank and designated as Account Number 501010966772 (the "Cash Collateral Account"), as described in the security agreement required by the Bank.

Regulation U of the Board of Governors of the Federal Reserve System places certain restrictions on loans secured by margin stock (as defined in the Regulation). The Bank and the Borrower shall comply with Regulation U. If any of the collateral is margin stock, the Borrower shall provide to the Bank a Form U-1 Purpose Statement

4.	DISBURSEMENTS, PAYMENTS AND COSTS

4.1	Disbursements and Payments.

(a)
Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by debit to the Cash Collateral Account. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower's statement or at one of the Bank's banking centers in the United States, or by such other method as may be permitted by the Bank.

(b)
The Bank may honor applications or amendments from any of the undersigned individuals, or by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (each an "Authorized Individual").

Name:	Specimen Signature:
Douglas Osrow	/s/ Douglas Osrow

The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

(c)
Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.2	Payments on Existing Letters of Credit.

Each payment required of Borrower under an Existing Letter of Credit shall be made by Borrower in accordance with the terms set forth in the application and agreement for that Existing Letter of Credit; provided that all payments shall be made by debiting the Cash Collateral Account unless the Borrower elects otherwise.

4.3	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.4	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This results in more interest or a higher fee than if a 365-day year is used.  If any drawing is made on a letter of credit that is not paid when due under this Agreement the principal amount thereof shall bear interest until paid pursuant to Paragraph 4.5 (other than amounts not paid as a result of the failure of the Bank to debit the Cash Collateral Account).

4.5	Default Rate.

All amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due (other than as a result of the failure of the Bank to debit the Cash Collateral Account), will at the option of the Bank bear interest at a rate equal to 6.0 percent per annum. This may result in compounding of interest which is hereby agreed to in accordance with NRS 99.050. This will not constitute a waiver of any default.

5.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below:

5.1	Authorizations.

Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2	Governing Documents.

If required by the Bank, a copy of the Borrowers organizational documents.

5.3	Security Agreements.

Signed original security agreements and/or pledge agreements covering the Cash Collateral Account.

5.4	Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank in the Cash Collateral Account are valid, enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability), properly perfected and prior to all others' rights and interests, except those the Bank consents to in writing.

5.5	Payment of Fees.

Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by paragraphs 2.2 and 2.3.

5.6	Good Standing.

Certificate of good standing for the Borrower from its state of formation.

6.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, the Borrower makes the following representations and warranties. Each request for issuance of a letter of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1	Formation.

Borrower is duly formed and existing under the laws of the state or other jurisdiction where organized.

6.2	Authorization.

This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.4	Good Standing.

The Borrower is in good standing in its jurisdiction of organization.

6.5	No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound, except to the extent any such conflict is not reasonably likely to result in a Material Adverse Effect. "Material Adverse Effect" means a material adverse effect upon the financial condition of the Company.

6.6	Financial Information.

All financial information supplied to the Bank after the date of this Agreement pursuant to Paragraph 7.2(a) and (b), fairly present in all material respects the Borrower’s financial condition, including all material contingent liabilities. The financial statements ended June 30, 2015, that have been supplied to the Bank fairly present in all material respects the Borrower’s financial condition, including all material contingent liabilities. Since June 30, 2015, no Material Adverse Effect has occurred.

6.7	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or, to the knowledge of Borrower,  threatened against the Borrower which is reasonably likely to result in a Material Adverse Effect, except as have been disclosed in writing to the Bank.

6.8	Permits, Franchises.

The Borrower possesses all material permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.9	Other Obligations.

The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank, or as could not reasonably be expected to result in or constitute a Material Adverse Effect..

6.10	Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except (a) as have been disclosed in writing to the Bank, (b) to the extent contested in good faith by appropriate proceedings, or (c) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.11	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, an event of default under this Agreement.

7. COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1	Use of Credit.

(a)	To use the Letter of Credit Facility only for the issuance, renewal, or replacement of letters of credit.

(b)
The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such "margin stock," or to reduce or retire any indebtedness incurred for such purpose if such usage would result in a violation of Regulation U.

7.2	Financial Information.

To provide the following financial information and statements in form reasonably acceptable to the Bank.

(a)
Within 120 days of the fiscal year end, the annual financial statements of Borrower and any Guarantor, which may be, presented on a consolidated basis as, included, within the annual financial statements of Borrower's parent company, Remark Media, Inc., a Delaware corporation ("Remark"). These financial statements must be audited (which opinion shall be without a "going concern" qualification (except with respect to indebtedness maturing within the next 12 months), or any qualification as to the scope of such audit) by a Certified Public Accountant.

(b)
Within 45 days of the end of March, June, September and December quarterly financial statements of Borrower and any Guarantor, certified and dated by an authorized financial officer. These financial statements may be company-prepared.

(c)	On the date, hereof, Borrower's current balance sheet after giving effect to Remark's acquisition of Borrower and the transactions related thereto.

7.3	Maintenance of Assets.

(a)
Not to sell, assign, lease, transfer or otherwise dispose of any funds on deposit in the Cash Collateral Account to the extent such funds are required to be maintained as Collateral under the Security Agreement, other than application to payment of the Obligations hereunder.

7.4	[Reserved].

7.5	Other Liens.

Not to create, assume or allow any security interest or lien (including judicial liens) on the Cash Collateral Account, except:

(a)           Liens and security interests in favor of the Bank.

(b)           Liens for taxes not yet due.

(c)           Liens outstanding on the date of this Agreement disclosed in writing to the Bank, including the lien granted by Borrower pursuant to Pledge and Security Agreement, dated as of the date hereof, made by the Borrower and certain of its affiliates in favor of MGG Investment Group LP, as collateral agent (the "MGG Security Agreement"), whether or not perfected on the date of this Agreement, and refinancings thereof.

7.6	Change of Ownership.

Remark shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the equity interests of the Borrower.

7.7	Additional Negative Covenants.

Not to, without the Bank's written consent, liquidate or dissolve the Borrower's business.

7.8	Notices to Bank.

To promptly notify the Bank in writing of:

(a)	Any lawsuit naming the Borrower as a party thereto that could reasonably be expected to have a Material Adverse Effect.

(b)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(c)	Any event that has, or could reasonably be expect to have, a Material Adverse Effect.

(d)
Any change in the Borrower's or any Obligor's name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Borrower or any Obligor has more than one place of business, in each case, to the extent that such change could otherwise result in an impairment of the Bank's lien on the Cash Collateral Account.

For purposes of this Agreement, "Obligor" shall mean any guarantor, any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

7.9	Compliance with Laws.

To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower's business, except to the extent the failure to so comply is not reasonably likely to result in a Material Adverse Effect. The Bank shall have no obligation to issue any letter of credit on behalf of the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

7.10	[Reserved].

7.11	Books and Records.

To maintain adequate books and records to the extent necessary to produce the financial statements required by Paragraph 7.2.

7.12	[Reserved].

7.13	Perfection of Liens.

To help the Bank perfect and protect its security interests and liens in the Cash Collateral Account, and reimburse it for reasonable and documented out of pocket costs it incurs to protect its security interests and liens in the Cash Collateral Account.

7.14	Cooperation.

To take any action reasonably requested by the Bank that is necessary to carry out the intent of this Agreement.

7.15	No Consumer Purpose.

Not to use this loan for personal, family, or household purposes. The Bank may provide the Borrower (or any Guarantor) with certain disclosures intended for loans made for personal, family, or household purposes. The fact that the Bank elects to make such disclosures shall not be deemed a determination by the Bank that the loan will be used for such purposes.

7.19	[Reserved].

7.20	[Reserved].

7.21	Bank as Principal Depository.

To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

8. DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1	Failure to Pay.

The Borrower fails to make a payment under this Agreement, or under an Application and Agreement for Standby Letter of Credit when due and such failure continues unremedied for five (5) business days following written notice thereof from the Bank, except any such failure that results from the Bank failing to debit the amount due from the Cash Collateral Account.

8.2	Other Bank Agreements.

Any default occurs under any security agreement, or other document required by or delivered in connection with this Agreement, subject to the passing of any applicable notice or cure period therein.

8.3	[Reserved].

8.4	False Information.

Any representation made by the Borrower in this Agreement or any document required to be executed or delivered pursuant to this agreement is materially false or materially misleading when made.

8.5	Bankruptcy.

The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, and is not dismissed within 60 days following the petition date, or the Borrower makes a general assignment for the benefit of creditors.

8.6	Receivers.

A receiver or similar official is appointed for a substantial portion of the Borrower's or any Obligor's business, or the business is terminated, or such Obligor is liquidated or dissolved.

8.7	Lien Priority.

The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in the Cash Collateral Account.

8.8	[Reserved].

8.9	[Reserved].

8.10	[Reserved].

8.11	[Reserved].

8.12	[Reserved].

8.13	Other Breach Under Agreement.

A breach occurs under any other term or condition of this Agreement not specifically referred to in this Article.  If such breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower.

9. ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2	Governing Law.

Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of Nevada (the "Governing Law State"), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

9.3	Venue and Jurisdiction.

The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this paragraph by filing an action or suit against the Borrower in a venue outside of the Governing Law State. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Bank reserves the right to commence an action or suit in any other jurisdiction where the Borrower, any Guarantor, or any collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this paragraph are material inducements to the Bank's acceptance of this Agreement

9.4	Successors and Assigns.

This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees (subject to the execution of a confidentiality agreement in form and substance reasonably satisfactory to the Borrower).

9.5	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY

OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

9.6	Waiver of Class Actions.

The terms "Claim" or "Claims" refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a "Party" and collectively as the "Parties"). Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any form of class or representative action. Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action. THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.

9.7	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.8	Expenses.

(a)
The Borrower shall pay to the Bank promptly following written demand therefor the full amount of all reasonable and documents out of pocket payments, advances, charges, costs and expenses, including reasonable attorneys' fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank's continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any collateral and books and records of the Borrower or any Obligor, (iii) the Bank's costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrower or any Obligor that are paid, incurred or advanced by the Bank.

(b)
The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder, and (iii) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, including, without limitation, any act resulting from the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual, but in each case, excluding any such losses, liabilities, damages, judgments and costs to the extent resulting from the gross negligence or willful misconduct of the Bank.  This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

(c)
The Borrower shall reimburse the Bank for any reasonable and documents out of pocket costs and attorneys' fees incurred by the Bank in connection with (i) the enforcement or preservation of the Bank's rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any "workout" or restructuring, and (ii) the prosecution or defense of any action in any way related to this Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other person or entity.

9.9	Release.

Borrower, on behalf of itself and its heirs, successors, assigns, administrators, personal representatives, executors, general and limited partners, agents, attorneys, contractors, affiliates and employees, and the officers, directors and shareholders of its respective partners (collectively, the "Releasing Parties") hereby release, remise and discharge Bank, and each of Bank's subsidiaries, divisions, affiliate corporations, trustees, beneficiaries, officers, directors, agents, employees, servants, successors, attorneys and assigns (collectively, the "Released Parties") from and against any and all claims, demands, debts, liabilities, contracts, obligations, accounts, causes of action or claims for relief of whatever kind or nature, whether known or unknown, suspected or unsuspected by Releasing Parties, past or present, which arise from or by reason of or are in any way connected with any agreements, transactions, occurrences, conduct, acts or omissions of Released Parties, whatsoever, commenced, done or occurred at any time prior to the execution of this Agreement in respect of (a) this Letter of Credit Facility, and any and all loan documents related thereto, (b) any alleged oral or written agreements or understandings by and between Releasing Parties and Released Parties in any way arising out of or related to the this Letter of Credit Facility, or (c) the disbursement, administration and modification of this Letter of Credit Facility, and/or any loan documents related thereto. Releasing Parties further agree to refrain and forbear from commencing, instituting or participating in, either as a named or unnamed party, any lawsuit, action or other proceedings against Released Parties, or any of them which is in any way connected with, based upon, related to or arising out of, directly or indirectly, the matters released herein.

9.10	Set-Off.

If the Borrower fails to pay any amount hereunder when due, the Borrower authorizes the Bank to debit the Cash Collateral Account for the amount due.  After the occurrence and during the continuance of an event of default under this Agreement, the Borrower hereby authorizes the Bank, at any time and from time to time, without notice, which is hereby expressly waived by the Borrower, and whether or not the Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, the Borrower's Obligations (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts on deposit in the Cash Collateral Account. "Obligations" means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement.

9.11	One Agreement.

This Agreement and any related security or other agreements required by this Agreement (including, without limitation, the Existing Letters of Credit) constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.12	Indemnification.

The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) any credit extended or committed by the Bank to the Borrower hereunder, and (b) any litigation or proceeding related to or arising out of any such credit except due to the gross negligence or willful misconduct of Bank. Except to the extent Borrower is a prevailing party as set forth in Paragraph 9.6, this indemnity includes but is not limited to reasonable and documented out of pocket attorneys' fees (excluding the allocated cost of in-house counsel to the extent permitted by applicable law). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable promptly following written demand therefor..

9.13	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

9.14	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.15	Counterparts.

This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

9.16	Borrower Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower's credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank's policies and practices from time to time in effect.

9.17	Customary Advertising Material.

The Borrower and each Obligor consent to the publication by the Bank of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower or such Obligor.

9.18	Amendment and Restatement of Prior Agreement.

This Agreement is an amendment and restatement, in its entirety, of the Loan Agreement entered into as of July 30, 2010, between the Bank and the Borrower, and any indebtedness outstanding thereunder in respect of letters of credit issued thereunder that are Existing Letters of Credit hereunder shall be deemed to be outstanding under this Agreement. Nothing in this Agreement shall be deemed to be a repayment or novation of the indebtedness, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness, except as may be expressly agreed to in a separate writing executed by Bank's undersigned authorized representative.

9.19	Amendments.

This Agreement may be amended or modified only in writing signed by each party hereto.

9.20	Consent to Acquisition and Indebtedness.

Notwithstanding anything to the contrary contained in the Existing Credit Agreement., Bank hereby consents, to the transfer to Remark of all of the outstanding equity interests in Borrower pursuant to Remark Media, Inc., and to the indebtedness of Borrower secured under the MGG Security Agreement.  The foregoing shall not be deemed Bank's consent to or waiver of its right to prior approval of any future lien granted by Borrower with respect to the Cash Collateral Account.

(Signatures to Loan Agreement on Following Page]

(Signature Page to Loan Agreement]

Bank of America, N.A.		VEGAS.COM, LLC,
A Nevada limited liability company

By:	/s/ Joda Gibson	By:	REMARK MEDIA, INC.,
Name:	Joda Gibson	a Delaware corporation,
Title:	Senior Vice President	as Member

Address where notices to the Bank are to be sent:
		By:	/s/ Douglas Osrow
300 S. 4th Street, 2nd Floor		Name:	Douglas Osrow
Las Vegas, NV 89101		Title:	Chief Financial Officer
Facsimile: 702-824-9012

Address where notices to the Borrower
are to be sent:

Remark Media, Inc.
3930 Howard Hughes Parkway
Suite 400
Las Vegas, NV 89169

Federal law requires Bank of America, N.A. (the "Bank") to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower's legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.